Exhibit 99.1

American Dental Partners, Inc.

401 Edgewater Place, Suite 430

Wakefield, MA 01880

Phone: 781/224-0880                                         Fax: 781/224-4216

For Immediate Release

Contacts:	Gregory A. Serrao	Breht T. Feigh
	Chairman, President and	Executive Vice President,
	Chief Executive Officer	Chief Financial Officer and Treasurer
	781-224-0880	781-224-0880

AMERICAN DENTAL PARTNERS REPORTS

FOURTH QUARTER AND FULL YEAR 2009 FINANCIAL RESULTS

WAKEFIELD, MASSACHUSETTS – February 24, 2010 – American Dental Partners, Inc. (NASDAQ: ADPI) announced financial results today for the quarter and year ended December 31, 2009.

Comparing results for the fourth quarter of 2009 with results for the fourth quarter of 2008:

•	Net revenue was $66,593,000 for the fourth quarter of 2009 as compared to $65,110,000 for the fourth quarter of 2008.

•	Earnings from operations were $5,773,000 for the fourth quarter of 2009 as compared to $5,270,000 for the fourth quarter of 2008.

•	Net earnings were $1,865,000 for the fourth quarter of 2009 as compared to $1,310,000 for the fourth quarter of 2008.

•	Diluted net earnings per share were $0.12 for the fourth quarter of 2009 as compared to $0.10 for the fourth quarter of 2008.

•	Diluted cash net earnings per share were $0.20 for the fourth quarter of 2009 as compared to $0.21 for the fourth quarter of 2008.

Comparing results for the year 2009 with actual and pro forma results for the year 2008 (see “Supplemental Operating Data” for an explanation of the pro forma results):

•	Net revenue was $274,342,000 for 2009 as compared to $291,108,000 and pro forma $273,411,000 for 2008.

•	Earnings from operations were $24,848,000 for 2009 as compared to $60,190,000 and pro forma $21,526,000 for 2008.

•	Net earnings were $7,729,000 for 2009 as compared to $30,118,000 and pro forma $6,528,000 for 2008.

•	Diluted net earnings per share were $0.55 for 2009 as compared to $2.29 and pro forma $0.50 for 2008.

•	Diluted cash net earnings per share were $0.94 for 2009 as compared to $2.71 and pro forma $0.91 for 2008.

Patient revenue of the Company’s affiliated dental group practices was $101,376,000 for the quarter, which includes $95,831,000 from dental group practices that are affiliated with the Company by means of service agreements and $5,545,000 from Arizona’s Tooth Doctor for Kids. Same market patient revenue growth was .1% for the quarter and (.3%) excluding in-market affiliations. For the full year, patient revenue of the Company’s affiliated dental group practices was $418,405,000, which includes $393,697,000 from dental group practices that are affiliated with the Company by means of service agreements and $24,708,000 from Arizona’s Tooth Doctor for Kids. Same market revenue growth was (.1%) for the year and (.8%) excluding in-market affiliations.

Cash flow from operations was $7,806,000 for the quarter and $40,445,000 for the year. Amounts paid for affiliations and acquisitions, including contingent amounts and affiliation costs, amounted to $27,899,000 during the quarter and $28,393,000 for the year. The Company completed one platform affiliation and two in-market practice acquisitions during the quarter. During the year, the Company completed one platform affiliation and four in-market practice acquisitions, which were combined with existing platform affiliates. Affiliations and acquisitions completed during the quarter generated approximately $1,900,000 of patient revenue and are expected to generate patient revenue of approximately $27,100,000 on an annualized basis. Capital expenditures were $1,946,000 for the quarter and $6,401,000 for the year. The Company completed two de novo dental facilities during the quarter. During the year, the Company completed five de novo dental facilities and expanded and/or relocated two dental facilities.

The Company recognized during the quarter $561,000 of professional fees, $338,000 net of tax or $0.02 per diluted share, which has been included in general corporate expenses, associated with its acquisition of Christie Dental Partners.

The Company recognized $436,000 of stock-based compensation expense, which has been included in general corporate expenses, $263,000 net of tax or $0.02 per diluted share, during the quarter as compared to $450,000, $275,000 net of tax or $0.02 per diluted share, for the same quarter last year.

In December 2009, all of the parties to the lawsuit entitled “In re American Dental Partners, Inc. Securities Litigation,” filed in the United States District Court for the District of Massachusetts under civil action number 1:08-CV-10119-RGS, entered into a settlement agreement. The Court has preliminarily approved the settlement, and a final hearing on the settlement will be held in March 2010. The settlement is being funded entirely by the Company’s insurance carrier with no out-of-pocket contribution being made by the Company or any of its executive officers. The Company recorded a liability of $6,000,000 and a corresponding receivable in the fourth quarter. These amounts are recorded in accrued expenses and other current assets on the balance sheet.

Cash net earnings, cash earnings from operations and the pro forma 2008 financial results are non-GAAP financial measures. In accordance with the requirements of Regulation G of the Securities and Exchange Commission, please see the attached financial tables for a presentation of the most comparable GAAP measures and the reconciliation to the nearest GAAP measure and all additional reconciliations required by Regulation G.

The Company uses non-GAAP financial measures such as cash net earnings and cash earnings from operations as important financial measures for understanding its relative financial performance. These measures exclude amortization expense, net of tax. The Company incurs significant amortization expense related to its service agreements while many companies, both in the same industry and other industries, do not amortize based on changes in authoritative literature for goodwill and other intangibles. In addition, the Company believes it is useful to provide non-GAAP pro forma financial presentation to exclude temporary and non-recurring items such that investors may better understand future trends of our underlying and ongoing operations. The primary limitations associated with the Company’s use of non-GAAP measures are that these measures may not be directly comparable to the amounts reported by other companies. Management compensates for these limitations by providing a detailed reconciliation of the non-GAAP financial measures to the most directly comparable GAAP measures in this press release.

For further discussion of these events and a comprehensive review of the fourth quarter ended December 31, 2009, the Company will host its previously announced conference call on Thursday, February 25, 2010 at 9:00 a.m. EST, which will be broadcast live over the Internet at www.amdpi.com. The call will be hosted by Gregory A. Serrao, Chairman, President and Chief Executive Officer. To access the webcast, participants should visit the Investor Relations section of the website at least fifteen minutes prior to the start of the conference call to download and install any necessary audio software. A replay of the webcast will be available at www.amdpi.com approximately two hours after the call through 6:00 pm EST, Thursday, March 4, 2010.

American Dental Partners is one of the nation’s leading business partners to dental group practices. The Company is affiliated with 27 dental group practices, which have 268 dental facilities with approximately 2,259 operatories located in 19 states.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: With the exception of the historical information contained in this news release, the matters described herein contain “forward-looking” statements that involve risk and uncertainties that may individually or collectively affect the matters herein described, including but not limited to the Company’s risks associated with overall or regional economic conditions, dependence upon affiliated dental practices, contracts the affiliated practices have with third-party payors, government regulation of the dental industry, impact of health care reform, dependence upon service agreements and the impact of any terminations or potential terminations of such contracts, business interruptions, the outcome of pending litigation and the Company’s acquisition and affiliation strategy, which are detailed from time to time in the “Risk Factors” section of the Company’s filings with the Securities and Exchange Commission, including the annual report on Form 10-K and quarterly reports on Form 10-Q.

AMERICAN DENTAL PARTNERS, INC.

FINANCIAL HIGHLIGHTS

(in thousands, except per share amounts)

(unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2009	2008	2009	2008
Net revenue	$66,593	$65,110	$274,342	$291,108
Operating expenses:
Salaries and benefits	28,068	28,890	117,429	127,272
Lab fees and dental supplies	9,550	9,745	39,691	42,836
Office occupancy expenses	8,638	8,094	34,326	33,878
Other operating expenses	5,734	5,368	23,739	24,540
General corporate expenses	3,471	2,216	13,709	12,366
Depreciation expense	3,034	2,939	11,137	11,054
Amortization of intangible assets	2,325	2,429	9,463	9,634
Litigation settlement (gain) expense	—	159	—	(30,662)

Total operating expenses	60,820	59,840	249,494	230,918

Earnings from operations	5,773	5,270	24,848	60,190
Interest expense, net	2,571	2,929	11,055	10,193

Earnings before income taxes	3,202	2,341	13,793	49,997
Income taxes	1,272	828	5,475	19,245

Consolidated net earnings	1,930	1,513	8,318	30,752
Noncontrolling interest	65	203	589	634

Net earnings	$1,865	$1,310	$7,729	$30,118

Net earnings per common share:
Basic	$0.12	$0.10	$0.55	$2.34

Diluted	$0.12	$0.10	$0.55	$2.29

Weighted average common shares outstanding:
Basic	15,682	12,902	13,946	12,876

Diluted	16,009	13,057	14,155	13,150

AMERICAN DENTAL PARTNERS, INC.

FINANCIAL HIGHLIGHTS

(in thousands)

(unaudited)

	December 31, 2009	December 31, 2008
ASSETS
Current assets:
Cash and cash equivalents	$6,807	$6,626
Accounts receivable, net	20,811	25,875
Other current assets	15,368	12,183

Total current assets	42,986	44,684

Property and equipment, net	53,766	54,542

Other non-current assets:
Goodwill	86,852	76,122
Intangible assets, net	180,573	175,527
Other assets	7,824	2,378

Total non-current assets	275,249	254,027

Total assets	$372,001	$353,253

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued expenses	$27,211	$21,383
Other current liabilities	11,891	9,517
Current maturities of debt	8,685	196

Total current liabilities	47,787	31,096

Non-current liabilities:
Long-term debt	93,506	131,441
Other liabilities	43,392	43,634

Total non-current liabilities	136,898	175,075

Total liabilities	184,685	206,171

Noncontrolling Interest	1,857	584

Commitments and contingencies
Stockholders’ equity	185,459	146,498

Total liabilities and stockholders’ equity	$372,001	$353,253

AMERICAN DENTAL PARTNERS, INC.

SUPPLEMENTAL OPERATING DATA

(in thousands, except per share amounts and selected statistical data)

(unaudited)

Pro forma consolidated statement of income

for the twelve months ended December 31, 2008

		Pro Forma Adjustments
	Actual	Settlement Assets (a)		Management Services (b)	Pro Forma 2008

Net revenue	$291,108	$7,697		$10,000	$273,411
Operating expenses
Salaries and benefits	127,272	4,717		1,453	121,102
Lab fees and dental supplies	42,836	1,436		—	41,400
Office occupancy expenses	33,878	1,092		180	32,606
Other operating expenses	24,540	135		323	24,082
General corporate expenses	12,366	—		—	12,366
Litigation expenses	(30,662)	(30,662	) (c)	—	—

EBITDA	80,878	30,979		8,044	41,855
Depreciation	11,054	317		42	10,695
Amortization	9,634	—		—	9,634

Earnings from operations	60,190	30,662		8,002	21,526
Interest expense, net	10,193	—		—	10,193

Earnings before income taxes	49,997	30,662		8,002	11,333
Income taxes	19,245				4,171

Consolidated earnings	30,752				7,162
Noncontrolling interest	634				634

Net earnings	30,118				6,528
Amortization of service agreements, net of tax	5,456				5,456

Cash net earnings (d)	$35,574				$11,984

Diluted net earnings per common share	$2.29				$0.50

Diluted cash net earnings per common share (d)	$2.71				$0.91

(a)	Includes expense reimbursement associated with (i) 25 dental facilities transferred on February 29, 2008 to PDG, P.A. as part of litigation settlement and (ii) the PDG doctors who practiced temporarily in the six dental facilities retained by the Company.
(b)	The Company agreed to provide interim management services to PDG through September 30, 2008. Includes interim management fee revenue, expenses associated with providing such services, and salaries and benefits expense of management staff, including severance, who were terminated as a result of realigning the Company's Minnesota-based management team.
(c)	Includes gain on disposal of assets of $30,763,000 and insurance proceeds of $1,002,000 for professional fees associated with the PDG litigation which were partially reimbursable pursuant to insurance coverage offset by professional fees and other expenses associated with the litigation of $1,103,000.
(d)	Cash net earnings and diluted cash net earnings per share are not measures of financial performance under GAAP. Cash net earnings excludes amortization expense related to service agreement intangible assets, net of tax. The Company incurs significant amortization expense related to its service agreements while many companies, both in the same industry and other industries, no longer amortize a significant portion of their intangible assets pursuant to accounting for intangible assets, goodwill and other. The Company believes that cash net earnings and diluted cash net earnings per share are important financial measures for understanding its relative financial performance.

AMERICAN DENTAL PARTNERS, INC.

SUPPLEMENTAL OPERATING DATA

(in thousands, except per share amounts and selected statistical data)

(unaudited)

Selected statistical data

	December 31, 2009	December 31, 2008

Number of dental facilities	268	241
Number of operatories (e)	2,259	2,107
Number of affiliated dentists (f)	533	545

(e)	An operatory is an area where dental care is performed and generally contains a dental chair, a hand piece delivery system and other essential equipment.
(f)	Includes full-time equivalent general or specialty dentists employed by or contracted with the affiliated practices, including Arizona’s Tooth Doctor for Kids.

Patient revenue and same market patient revenue growth (g)

	Three Months Ended December 31,		% Change	Twelve Months Ended December 31,		% Change
	2009	2008		2009	2008

Patient revenue of affiliated practices:
Platform dental group practices affiliated with us in both periods of comparison	$99,217	$99,073	0.1%	$413,742	$414,197	-0.1%
Platform dental group practices that affiliated with us during periods of comparison	2,159	—	100.0%	4,663	1,761	164.8%

Total patient revenue	101,376	99,073	2.3%	418,405	415,958	0.6%
Patient revenue of Arizona’s Tooth Doctor for Kids	5,545	5,846	-5.1%	24,708	24,438	1.1%

Patient revenue of platform dental group practices affiliated with us by means of service agreements	95,831	93,227	2.8%	393,697	391,520	0.6%
Amounts due to us under service agreements	60,482	58,518	3.4%	247,103	245,471	0.7%

Amounts retained by platform dental group practices affiliated with us by means of service agreements	$35,349	$34,709	1.8%	$146,594	$146,049	0.4%

(g)	Includes patient revenue of affiliated dental group practices which are not consolidated with the Company’s financial results and patient revenue of Arizona’s Tooth Doctor for Kids which is consolidated with the Company’s financial results.